For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

February 25, 2009

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales for the fourth quarter 2008 of $116.2 million, and a net loss of $2.7 million, or $0.25 per diluted share.  Included in fourth quarter 2008 results is a pre-tax restructuring charge of $2.9 million, or approximately $0.18 per diluted share.

Michael F. Barry, Chief Executive Officer and President, commented, “After starting the year with three strong quarters of sales and profits, 2008 finished with disappointing results due to a dramatic falloff in customer demand around the globe and continued raw material price escalation in certain regions.  However, we have taken aggressive actions to reduce our cost structure given the market realities we are facing.  In addition, we have recently amended our credit facility to provide more financial flexibility during this uncertain period.”

Mr. Barry continued, “We expect our overall demand for products to be lower in 2009 as a result of the global recession with gradual improvement in our volumes as the year progresses.  Fortunately, we entered this significant downturn at the end of the third quarter with a strong balance sheet position as our net debt level was at the lowest point since 2005.  While 2009 will be a challenging year for Quaker and our customers, we remain confident that our business model, strong associate base, key growth initiatives and solid balance sheet will get us through this difficult period in a profitable manner and position us well for the future.”

Fourth Quarter Summary

Net sales for the fourth quarter were $116.2 million, down 18% compared to $142.4 million for the fourth quarter of 2007.  The decrease in net sales was primarily due to volume declines in all of the Company’s regions, as the global economic downturn began to impact the Company.  Volumes were down approximately 25%, which were partially offset by a favorable 11% in selling price and mix.  Selling price increases were realized, in part, as a result of an ongoing effort to offset higher raw material costs.  Foreign exchange rate translation also decreased revenues by approximately 4%.

Gross margins were down approximately $15.5 million, or 36%, compared to the fourth quarter of 2007, reflective of the above- noted volume declines.  The gross margin percentage of 24.2% was also lower than the fourth quarter 2007 gross margin percentage of 30.6%.  The decline in gross margin was primarily related to continued high raw material costs which were only partially offset by higher selling prices.  The remaining decline in gross margin percentage was due to the impact of manufacturing and other costs being spread over reduced volumes, as well as product and regional sales mix.

Selling, general and administrative expenses (“SG&A”) decreased $8.7 million, compared to the fourth quarter of 2007.  Investments in higher growth areas were more than offset by significantly lower incentive compensation, lower commissions on lower sales, as well as favorable foreign exchange rate translation.  SG&A as a percentage of sales decreased to 23% compared to 25% in the fourth quarter of 2007.

In response to the significant volume declines, Quaker implemented a restructuring program in the fourth quarter of 2008, which eliminated more than 80 positions and included provisions for severance for 57 employees totaling $2.9 million.  In a further effort to reduce operating costs, as volume declines continued in the U.S. and Europe and extended to other regions, Quaker implemented an additional restructuring program in the first quarter of 2009, which is expected to include provisions for severance for approximately 50 employees totaling approximately $2.5 to $3 million.

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The decrease in other income was primarily the result of foreign exchange losses recorded in the fourth quarter of 2008, compared to gains in the same period of the prior year.  The higher net interest expense was due to higher average borrowings and lower interest income.

Full Year Summary

Net sales for 2008 were $581.6 million, up 7% from $545.6 million for 2007.  Foreign exchange rate translation increased revenues by approximately 4%.  Selling price increases realized across all regions and market segments were partially offset by the fourth quarter volume declines noted above.

Gross margins were down approximately $4.9 million, or 3%, compared to 2007.  The gross margin percentage of 28% was also lower than the 2007 gross margin percentage 30.8%.  The decline in gross margin percentage was due to increased raw material costs partially offset by price increases, as well as product and regional sales mix.

SG&A for 2008 decreased $2.7 million compared to 2007.  Investments in higher growth areas, inflationary increases and unfavorable foreign exchange rate translation were more than offset by lower incentive compensation and lower legal and environmental costs.

Effective October 3, 2008, Ronald J. Naples, Chairman, retired as Quaker’s Chief Executive Officer.  As further discussed in the Company’s Form 8-K filed on May 13, 2008, the Company is recognizing certain accelerated and other costs, in accordance with Mr. Naples’ Employment, Transition and Consulting Agreement, which are expected to total $5.8 million over the 2008–2010 period.  Incremental costs incurred in 2008 totaled $3.5 million, or approximately $0.22 per diluted share.

In 2007, the Company recorded environmental charges of $3.3 million.  The charges consisted of $2.0 million related to the settlement of environmental litigation involving AC Products, Inc., a wholly owned subsidiary, as well as an additional $1.3 million charge for the estimated remaining remediation costs.

The decrease in other income was primarily the result of foreign exchange losses recorded in 2008, compared to gains in the prior year.  Other income for 2008 also includes a net arbitration award of approximately $1.0 million, or approximately $0.04 per diluted share, related to litigation with one of the former owners of the Company’s Italian subsidiary.

The Company’s effective tax rate was 29.9% for 2008, compared to 29.3% in the prior year.  The 2008 effective tax rate was affected by a changing mix of income among jurisdictions, as well as the derecognition of several uncertain tax positions due to the expiration of applicable statutes of limitations for certain tax years.  The effective tax rate for 2007 includes an out of period non-cash tax benefit adjustment of $1.0 million related to the deferred tax accounting for the Company’s foreign pension plans and intangible assets regarding one of the Company’s acquisitions.

Balance Sheet and Cash Flow Items

The Company’s net debt-to-total-capital ratio remained strong at 32% at both December 31, 2008 and 2007, respectively.  As discussed in the Form 8-K filed on February 20, 2009, the Company has also amended its credit facility to provide covenant relief related to the 2008 and 2009 restructuring programs and the CEO transition costs.  In addition, the amendment temporarily increases the maximum permitted leverage ratio from 3.5 to 4.0 from June 30, 2009 to September 30, 2009, and to 3.75 from December 31, 2009 to March 31, 2010.  In February 2009, the Company also amended two Industrial Revenue Bonds totaling $15.0 million to allow for the same changes in terms as the credit facility.  On a pro-forma basis, the estimated consolidated leverage ratio as of December 31, 2008 is approximately 2.2.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their quality, and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.
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This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss fourth quarter and full year results is scheduled for February 26, 2009 at 3:30 p.m. (ET).  Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Operations
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net sales	$116,229	$142,393	$581,641	$545,597

Cost of goods sold	88,114	98,783	418,580	377,661

Gross margin	28,115	43,610	163,061	167,936
%	24.2%	30.6%	28.0%	30.8%

Selling, general and administrative expenses	26,762	35,499	136,697	139,429
Restructuring and related charges	2,916	-	2,916	-
CEO transition costs	-	-	3,505	-
Environmental charges	-	-	-	3,300

Operating (loss) income	(1,563)	8,111	19,943	25,207
%	-1.3%	5.7%	3.4%	4.6%

Other income, net	(657)	960	1,095	2,578
Interest expense, net	(1,204)	(829)	(4,409)	(5,050)
(Loss) income before taxes	(3,424)	8,242	16,629	22,735

Taxes on income	(871)	3,592	4,977	6,668
	(2,553)	4,650	11,652	16,067

Equity in net (loss) income of associated companies	(102)	226	388	783
Minority interest in net income of subsidiaries	(67)	(253)	(908)	(1,379)

Net (loss) income	$(2,722)	$4,623	$11,132	$15,471
%	-2.3%	3.2%	1.9%	2.8%

Per share data:
Net (loss) income - basic	$(0.25)	$0.46	$1.07	$1.55
Net (loss) income - diluted	$(0.25)	$0.46	$1.05	$1.53

Shares Outstanding:
Basic	10,729,049	10,035,630	10,419,654	9,986,347
Diluted	10,729,049	10,154,388	10,553,325	10,106,918

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	December 31,	December 31,
	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$20,892	$20,195
Construction fund (restricted cash)	8,281	-
Accounts receivable, net	98,702	118,135
Inventories, net	57,419	60,738
Deferred income taxes	4,948	4,042
Prepaid expenses and other current assets	10,584	10,391
Total current assets	200,826	213,501

Property, plant and equipment, net	60,945	62,287
Goodwill	40,997	43,789
Other intangible assets, net	6,417	7,873
Investments in associated companies	7,987	7,323
Deferred income taxes	34,179	30,257
Other assets	34,088	34,019
Total assets	$385,439	$399,049

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$4,631	$4,288
Accounts payable	48,849	65,202
Dividends payable	2,492	2,178
Accrued compensation	7,741	17,287
Accrued pension and postretirement benefits	7,380	1,726
Other current liabilities	12,771	15,670
Total current liabilities	83,864	106,351
Long-term debt	84,236	78,487
Deferred income taxes	7,156	7,583
Accrued pension and postretirement benefits	37,638	30,699
Other non-current liabilities	42,670	41,023
Total liabilities	255,564	264,143

Minority interest in equity of subsidiaries	3,952	4,513

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2008 - 10,833,325 shares	10,833	10,147
Capital in excess of par value	25,238	10,104
Retained earnings	117,089	115,767
Accumulated other comprehensive loss	(27,237)	(5,625)
Total shareholders' equity	125,923	130,393
Total liabilities and shareholders' equity	$385,439	$399,049

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the twelve months ended December 31,
(Dollars in thousands)

	(Unaudited)
	2008	2007
Cash flows from operating activities
Net income	$11,132	$15,471
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,879	11,686
Amortization	1,177	1,197
Equity in net income of associated companies, net of dividends	(275)	(219)
Minority interest in earnings of subsidiaries	908	1,379
Deferred income tax	1,014	(354)
Uncertain tax positions (non-deferred portion)	211	1,577
Deferred compensation and other, net	819	(85)
Stock-based compensation	3,901	1,550
Restructuring and related charges	2,916	-
Environmental charges	-	3,300
(Gain) loss on disposal of property, plant and equipment	(10)	(40)
Insurance settlement realized	(1,556)	(1,854)
Pension and other postretirement benefits	(3,527)	(3,596)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	15,582	(4,093)
Inventories	(73)	(5,182)
Prepaid expenses and other current assets	(181)	122
Accounts payable and accrued liabilities	(27,892)	7,612
Change in restructuring liabilities	(749)	-
Estimated taxes on income	(885)	(970)
Net cash provided by operating activities	13,391	27,501

Cash flows from investing activities
Capital expenditures	(11,742)	(9,165)
Payments related to acquisitions	(1,859)	(2,373)
Proceeds from disposition of assets	177	259
Insurance settlement received and interest earned	5,306	5,705
Change in restricted cash, net	(12,031)	(3,851)
Net cash used in investing activities	(20,149)	(9,425)

Cash flows from financing activities
Proceeds from short-term debt	-	2,250
Net increase (decrease) in short-term borrowings	743	(3,198)
Proceeds from long-term debt	10,000	-
Repayments of long-term debt	(3,401)	(8,345)
Dividends paid	(9,503)	(8,654)
Stock options exercised, other	11,919	3,309
Distributions to minority shareholders	(404)	(1,265)
Net cash provided by (used in) financing activities	9,354	(15,903)

Effect of exchange rate changes on cash	(1,899)	1,960
Net increase in cash and cash equivalents	697	4,133
Cash and cash equivalents at the beginning of the period	20,195	16,062
Cash and cash equivalents at the end of the period	$20,892	$20,195